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                                                                    Exhibit 12.1

                                     TEKELEC

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES ($000)



                                                                                                        Six Months
                                                            Year Ended December 31,                   Ended June 30,
                                           ---------------------------------------------------------  --------------
                                            1998(1)      1999        2000        2001         2002         2003
                                           --------    --------    --------    --------     --------     --------
EARNINGS:

Income from continuing operations
before income taxes ...................    $ 44,886    $  2,702    $ 21,754    $   (488)    $ 24,054     $    866
Fixed charges .........................         819       2,742      10,575      11,073       11,561        6,023
Amortization of capitalized
interest(2) ...........................          --          --          --          --           --           --

    Earnings as adjusted ..............      45,705       5,444      32,329      10,585       35,615        6,889

FIXED CHARGES:

Interest expense on indebtedness ......          --         731       4,388       4,388        4,388        2,272
Amortization of debt expense (including
premiums, discounts and capitalized
expenses related to indebtedness) .....          --         690       4,294       4,542        4,800        2,564
Estimated interest component of
rent expenses(3) ......................         819       1,321       1,893       2,143        2,373        1,187

    Total fixed charges ...............         819       2,742      10,575      11,073       11,561        6,023

    Ratio of earnings to fixed charges         55.8         2.0         3.1         1.0          3.1          1.1

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(1) The Company did not have indebtedness until November of 1999.

(2) The Company has no capitalized interest.

(3) The interest component of rent expenses for the six months ended June 30, 2003 excludes the impact of the rent for Santera which is assumed to be an immaterial amount.